Exhibit 10.11(iii)

CLEARWATER PAPER CORPORATION

ANNUAL INCENTIVE PLAN

Effective January 1, 2024

CLEARWATER PAPER CORPORATION
ANNUAL INCENTIVE PLAN
Effective January 1, 2024
1.ESTABLISHMENT AND PURPOSE
The Clearwater Paper Corporation Annual Incentive Plan (the “Plan”) is intended to provide annual incentive bonus awards to designated eligible employees of the Corporation. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, or one or more exemptions therefrom.
2.DEFINITIONS
(a)“Applicable Severance Plan” means the Clearwater Paper Change of Control Plan, the Clearwater Paper Executive Severance Plan, the Clearwater Paper Salaried Severance Plan or a separate, written employment agreement providing severance benefits, whichever is applicable to the Participant at the time of his or her termination of employment from the Corporation, including any successor severance plan or agreement provided by Clearwater Paper or a successor thereto following a Change of Control.
(b)“Award” means an award under the Plan.
(c)“Award Year” means a Year with respect to which Awards are made.
(d)“Board of Directors” means the Board of Directors of Clearwater Paper Corporation.
(e)“Cause” has the same meaning as given to such term in the Applicable Severance Plan.
(f)“CEO” means the Chief Executive Officer of Clearwater Paper Corporation.
(g)“Change of Control” means the effective date of any one of the following events:
(i)Upon consummation of a merger or consolidation involving Clearwater Paper (a “Business Combination”), in each case, unless, following such Business Combination,
(A)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Clearwater Paper (the “Outstanding Common Stock”) and the then outstanding voting securities of Clearwater Paper entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Clearwater Paper either directly or through one or more subsidiaries),
(B)no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a

“Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Clearwater Paper or any of its Subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and
(C)at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(ii)On the date that individuals who, as of 12:01 a.m. (Pacific) on the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board of Directors on or subsequent to the day immediately following the Effective Date whose election, or nomination for election by Clearwater Paper’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board of Directors occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board of Directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or
(iii)Upon the acquisition on or after the Effective Date by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either
(A)the then Outstanding Common Stock, or
(B)the combined voting power of the Outstanding Voting Securities;
provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):
(I)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,
(II)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or
(III)any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(f)(i); or
(iv)Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of Clearwater Paper; or

(v)Upon the approval by the stockholders of Clearwater Paper of a complete liquidation or dissolution of Clearwater Paper.
(h)“Clearwater Paper” means Clearwater Paper Corporation, a Delaware corporation.
(i)“Code” means the Internal Revenue Code of 1986, as amended.
(j)“Committee” means the committee which shall administer the Plan in accordance with Section 3.
(k)“Corporation” means Clearwater Paper Corporation and its Subsidiaries.
(l)“Disability” means a condition pursuant to which the Participant has received and exhausted income replacement benefits under a Corporation short-term disability plan for the maximum time period permitted under such plan.
(m)“Effective Date” means January 1, 2024.
(n)“Employee” means an employee (including any Executive Officer) of the Corporation who is regularly scheduled to work 30 or more hours per week and is not covered by a collective bargaining agreement.
(o)“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
(p)“Executive Officer” means any Employee of the Corporation designated as an “executive officer” by the Board of Directors with respect to the applicable Award Year.
(q)“Management Deferred Compensation Plan” means the Clearwater Paper Corporation Management Deferred Compensation Plan, and any successor plan.
(r)“Participant” means any Executive Officer and any other Employee actively employed by the Corporation during an Award Year in a position designated as a participating position in accordance with rules and regulations adopted by the Committee.
(s)“Retirement” means the Participant’s termination of service for the Corporation for any reason other than for Cause on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of service for the Corporation.
(t)“Subsidiary” means any corporation fifty percent (50%) or more of the voting stock of which is owned by Clearwater Paper or by one or more of such corporations.
(u)“Year” means the calendar year.
3.ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors which shall consist of at least three (3) members of the Board of Directors. Notwithstanding the foregoing, with respect to Participants who are Executive Officers, except in the case of a Change of Control as explained below, the Plan shall be administered solely by the Compensation Committee of the Board of Directors. No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the CEO which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee shall be entitled to rely on information and reports provided by the CEO, the Senior Vice President, Legal or the Senior Vice President, Human Resources of Clearwater Paper (or in the event of a restructuring or vacancy in any such position, the officer of Clearwater Paper to whom has been delegated the responsibilities of such restructured or vacant position).
Within thirty (30) days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.
4.ELIGIBILITY AND PARTICIPATION
The CEO shall designate the Employees who will participate in the Plan for an Award Year, in accordance with the Committee’s rules and regulations.

5.AWARDS
Awards shall be determined in accordance with Sections 6, 7 and 8 following the close of the Award Year and, unless deferred in accordance with the Management Deferred Compensation Plan, shall be paid no later than March 15 following the close of the Award Year.
6.DETERMINING THE TARGET BONUS POOLS AND PERFORMANCE TARGETS
(a)Prior to or during the first 90 days of each Award Year, the Committee shall approve, in accordance with this Section 6 and the Committee’s rules and regulations,
•the methodology for determining each Participant’s target bonus for the Award Year;
•the number of, and the methodology for determining, target bonus pools for the Award Year;
•the extent to which Participants shall participate in each target bonus pool; and
•the performance criteria and specific performance targets that will be used to determine the percentage of each target bonus pool that will be funded.
(b)Performance Criteria. For the purpose of measuring performance for an Award Year, the Committee shall designate one or more performance criteria (“Performance Criteria”) for an Award Year, either individually or in any combination, applied either to the Corporation, Clearwater Paper, an organization unit or Subsidiary, either individually or in any combination, and measured on an absolute basis or a relative basis compared to a pre-established target, to previous years’ results or to the performance of one or more comparable companies or a designated comparison group or index, in each case as specified by the Committee. Such Performance Criteria may include, but are not limited to, one or more of the following:
•Cash flow: operating cash flow, free cash flow, cash flow per share, net operating cash flow, discounted cash flow in excess of cost of capital;
•Earnings per share, including diluted earnings per share;
•Earnings: EBI, EBIT, EBITD, EBITDA, or any combination of the foregoing;
•Return: return on invested capital, return on stockholders’ equity, total stockholder return, return on assets, return on net assets;
•Sales: gross sales, net sales;
•Income: gross income, net income, operating income, net operating income, income from continuing operations, pre-tax income;
•Margin: gross margin, profit margin, operating margin, pre-tax operating margin (including EBI, EBIT, EBITD or EBITDA margin);
•Share: market share, market segment share, product share, customer share, channel share;
•Completion of acquisitions, divestitures, joint ventures and restructurings;
•Working capital: in absolute terms, or as a percentage of sales or net sales;
•Debt: in absolute terms (including total debt and total debt plus equity) or as a ratio of debt to debt plus equity;
•Value added: shareholder value added, market value added, economic value added;
•Customer: customer satisfaction, customer loyalty, customer retention, customer service levels;
•Cost: cost structure, cost reduction, cost savings, cost of goods sold, cost of goods sold adjusted for mix, cost of capital;
•Operating goals;
•Strategic goals;
•ESG goals;
•Share price performance; and
•Economic profit.
After the end of the Award Year the Committee shall determine and certify the extent to which the Performance Criteria have been met. The Committee may appropriately adjust any evaluation of performance under one or more of the Performance Criteria to exclude the effect of any of the following that occur during a performance period:

•Asset write-downs;
•Litigation or claim judgments or settlements;
•Changes in law, accounting principles or other such laws or provisions affecting reported results;
•Corporate reorganizations or restructurings;
•Mergers, acquisitions, dispositions or spin-offs;
•Discontinued operations;
•Major maintenance;
•“Mark-to-market” accounting adjustments for equity awards;
•Any extraordinary, nonrecurring items to be disclosed in the Corporation’s financial statements (including footnotes) for the applicable year and/or in management’s discussion and analysis of the financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year; and
•Such other events as determined by the Committee in its sole discretion.
(c)Individual Performance Criteria. The Committee may provide in its rules and regulations that all or a portion of the bonus payable to a Participant under this Plan for an Award Year shall be conditioned on the Participant achieving certain pre-established individual performance objectives for such Award Year, in addition to the Corporation or applicable organization unit or Subsidiary achieving pre-established performance targets. For the avoidance of doubt, no bonus shall be payable to any such Participant under this Plan for an Award Year if the Corporation or applicable organization unit or Subsidiary fails to achieve the applicable threshold level of performance established by the Committee for the Award Year, based on one or more of the Performance Criteria selected for the Award Year pursuant to Section 6(b) above.
7.CERTIFICATION OF PERFORMANCE AND FUNDING OF BONUS POOLS
After the end of the Award Year and prior to the payment of any Award to any Participant for the Award Year, the Committee shall certify in writing (a) the actual level of performance achieved by the Corporation with respect to the Performance Criteria selected in accordance with Section 6, and (b) based on those actual levels of performance and the funding percentages previously approved by the Committee in accordance with Section 6, the percentage of each target bonus pool that shall be funded.
8.PAYMENT OF FUNDED BONUS POOLS TO PARTICIPANTS
The funded bonus pools shall be paid to Participants based on the Committee’s rules and regulations, previously approved pursuant to Section 6, for determining the extent to which Participants participate in the different bonus pools.
(a)Each Participant’s Award, consisting of his or her eligible share of each of the funded bonus pools, shall be subject to review by and approval of the CEO (or by the Committee in the case of the CEO’s Award). The CEO or the Committee may adjust the amount payable with respect to any Award. Notwithstanding the foregoing, the final determination to adjust an Award payable to any Executive Officer shall be made solely by the Committee.

(b)In no event shall the Award granted to the CEO exceed $3.0 million, or the Award granted to any other Participant exceed $2.0 million.
9.FORM AND TIME OF PAYMENT OF AWARDS
(a)All non-deferred Awards under the Plan shall be paid in cash to all Participants. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant in accordance with rules and regulations adopted by the Committee. Subject to the Applicable Severance Plan, a Participant whose employment is terminated before the end of an Award Year for any reason other than death, Disability or Retirement shall not be entitled to receive an Award. A Participant whose employment is terminated for Cause either during an Award Year or after the end of an Award Year and prior to the payment of the Award for such Award Year shall forfeit any and all rights to receive payment of any Award with respect to such Award Year. Notwithstanding any other provision of this Plan, in no event may the achievement of performance goals for any Participant who is an Executive Officer be waived except in the event of such Participant’s death or Disability or pursuant to Section 14 below.
(b)Notwithstanding the foregoing, a Participant may be permitted to elect to defer receipt of payment of all or a portion of an Award subject to, and in accordance with, the terms of the Management Deferred Compensation Plan.
(c)Notwithstanding any other provision of the Plan, the Board of Directors or the Committee may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year.
10.NO ASSIGNMENT OF INTEREST
The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.
11.EMPLOYMENT RIGHTS
The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate such Participant’s employment at any time.
12.AMENDMENT OR TERMINATION OF THE PLAN
The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1 in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant’s eligibility for a pro rata share of an Award for the period of such Award Year before the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. The foregoing notwithstanding, no amendment adopted nor termination of the Plan following the occurrence of a Change of Control shall be effective if it (a) would reduce a Participant’s target bonus for the Award Year in which the Change of Control occurs, (b) would reduce an Award earned and payable to a Participant in respect of the Award Year that ended immediately before the Award Year in which the Change of Control occurs, or (c) modify the provisions of this sentence.

Notwithstanding the foregoing, the Senior Vice President, Legal or the Senior Vice President, Human Resources of Clearwater Paper (or in the event of a restructuring or vacancy in either such position, the officer of Clearwater Paper to whom has been delegated the responsibilities of such restructured or vacant position) shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.
13.SUCCESSORS AND ASSIGNS
The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.
14.CHANGE OF CONTROL
Notwithstanding any other provision of the Plan to the contrary, this Section 14 shall apply with respect to the determination of Awards and the payment of Awards following a Change of Control.
(a)With respect to any Award earned but not yet paid in respect of the Award Year that ended immediately before the Award Year in which a Change of Control occurs, each Participant shall be paid his or her Award determined in accordance with Sections 5 through 8 based on the performance results for the applicable Award Year. Such Award shall be paid at the time prescribed in Sections 5 and 9(a) for the applicable Award Year.
(b)In the event that the employment of a Participant terminates following a Change of Control and the Participant has met the conditions for receiving severance payments under the Applicable Severance Plan, such Participant shall be paid a prorated Award for the Award Year in which the Change of Control occurs based on the Participant’s target bonus for such Award Year. The prorated Award shall be calculated by multiplying the Participant’s target bonus for such Award Year by a fraction, the numerator of which is the number of days the Participant was employed by the Corporation during such Award Year and the denominator of which is 365. Such prorated Award shall be paid at such time as the Participant is paid cash severance benefits pursuant to the Applicable Severance Plan.
15.CLAWBACK
Notwithstanding any other provision of this Plan to the contrary, the Committee reserves the right to cancel or adjust the amount of any Award if the financial statements of the Corporation on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined. In addition, in the event of such a restatement, the Corporation reserves the right to require a Participant to repay to the Corporation the amount by which the Award as originally calculated or determined exceeds the Award as adjusted pursuant to the preceding sentence. Without limiting the foregoing provisions of this Section 15, and notwithstanding any other provision of this Plan, each Award granted under this Plan, and the compensation paid or payable pursuant thereto, shall be subject to such deductions and clawback as may be required to be made pursuant to federal or state law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement, including but not limited to the Clearwater Paper Corporation Incentive Compensation Recovery Policy).
In addition, in the event the Committee reasonably determines that a Participant engaged in conduct that resulted in reputational harm to the Corporation, such Participant’s unpaid Awards shall be subject to termination by the Committee in its sole discretion and without consideration, and such Participant shall also pay back to the Corporation all or a portion of any Award that has been paid, in each case subject to this Section 15, without consideration and as determined by Committee in its sole discretion.

16.EXECUTION
To record the adoption of the Plan by the Compensation Committee of the Board of Directors, the Corporation has caused its authorized officer to execute the same.

CLEARWATER PAPER CORPORATION

By: ____________________________
Name: Kari Moyes
Title: Senior Vice President, Human Resources